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                                                      [LUCENT TECHNOLOGIES LOGO]


NEWS RELEASE



MEDIA INQUIRIES                         INVESTOR INQUIRIES
Michelle Davidson                       Barbara Gasper
908-582-7635 (office)                   908-582-8577 (office)
908-490-1731 (home)                     888-417-3212 (pager)
mmdavidson@lucent.com                   bgasper@lucent.com




LUCENT TECHNOLOGIES EXPECTS TO RAISE $1.5 BILLION
THROUGH SALE OF CONVERTIBLE TRUST PREFERRED SECURITIES

FOR RELEASE TUESDAY, MARCH 12, 2002

         MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today announced its intention to make a private offering of cumulative convertible trust preferred securities, subject to market and other conditions. The company expects to raise $1.5 billion through this transaction and intends to use the net proceeds from this offering for general corporate purposes. The company does not anticipate using a significant amount of the net proceeds in the near term.

         These securities will be offered to qualified institutional buyers in reliance on Rule 144A and outside the United States in reliance on Regulation S under the Securities Act of 1933. These securities will not be registered under the Securities Act. Unless and until so registered, these securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world's largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company's systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers.

This press release may contain forward-looking statements that involve certain risks and uncertainties. For a list and description of such risks and uncertainties, see the reports filed by Lucent Technologies with the Securities and Exchange Commission.



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